EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

Pursuant to Sections 228 and 242 of the
Delaware General Corporation Law

          The undersigned, being the Chief Executive Officer of Specialty Underwriters’ Alliance, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the Corporation is Specialty Underwriters’ Alliance, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 3, 2003. The Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 10, 2003.

     2. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

     3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation as heretofore restated and amended.

     4. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

     FIRST: The name of the Corporation is Specialty Underwriters’ Alliance, Inc.

     SECOND: The Corporation’s registered office in the State of Delaware is at 9 East Loockerman Street, Suite 1B, in the City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

     THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be (i) seventy-five million (75,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), (ii)

two million (2,000,000) shares of Class B Common Stock, par value $0.01 per share (the “Class B Stock”), and (iii) one million (1,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

1.	Common Stock

          The holders of the Common Stock shall be entitled to one vote per share. The holders of the Class B Stock shall not be entitled to any voting rights except as otherwise required by law but shall otherwise have the same rights as the holders of Common Stock, including the right to share equally in any dividends distributed to the holders of the Common Stock and in any distribution to the holders of the Common Stock pursuant to a dissolution. Certain holders of the Class B Stock may have a contractual right to exchange their shares into shares of Common Stock. The Corporation may have a contractual right to repurchase shares of the Class B Stock from certain holders thereof.

2.	Preferred Stock

          The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Paragraph FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares included in each such series, but not below the number of shares then issued, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each shall include, but not be limited to, determination of the following:

          (a) The number of shares constituting that series and the distinctive designation of that series;

          (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

          (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different rates;

          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (h) Any other relative rights, preferences and limitations of that series.

          FIFTH: The name and mailing address of the incorporator is as follows:

Purvi Shah Debevoise & Plimpton 919 Third Avenue New York, New York 10022

          SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

          (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors maybe removed, as provided in the By-Laws.

          (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

          (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

          (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

          (e) The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Neither the amendment or repeal of this section nor the adoption of any provision of this Certificate of Incorporation inconsistent with this section shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption.

          (f) The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said Section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

          SEVENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Courtney C. Smith, its Chief Executive Officer, this 10th day of May, 2004.

/s/ Courtney C. Smith

Name:	Courtney C. Smith
Title:	Chief Executive Officer